Exhibit 10.4

FIRST AMENDMENT AND WAIVER AGREEMENT

This FIRST AMENDMENT AND WAIVER AGREEMENT (this “Amendment”) is made as of the Effective Date set forth below by and among Belvedere SoCal, a bank holding company organized under the laws of California (“Borrower”), and Pacific Coast Bankers’ Bank (“Lender”) with respect to the Business Loan Agreement (such Business Loan Agreement, the “Agreement”) and all notes, deeds of trust, security agreements, pledge agreements, guaranties, and other documents (together with the Agreement, collectively referred to herein as the “Loan Documents”) among Borrower and Lender and dated as of March 18, 2008 among Borrower and Lender.  (Borrower and Lender each a “Party” and collectively, the “Parties.”)

RECITALS

WHEREAS, based on Borrower’s financial reports for the fourth quarter end of 2008, Borrower is out of compliance with its (A) Debt Service Coverage Ratio obligation (the “DSCR Covenant”) under subparagraph (16) of the “AFFIRMATIVE COVENANTS” section on page 3 of the Agreement, (B) Bank Capitalization obligation (the “Capitalization Covenant”) under subparagraph (17) of the “AFFIRMATIVE COVENANTS” section on page 3 of the Agreement, and (C) Risk Based Capital obligation (the “RBC Covenant”) under subparagraph (18) of the “AFFIRMATIVE COVENANTS” section on page 3 of the Agreement.

WHEREAS, Borrower has requested and Lender is willing to agree to a temporary and limited waiver of Borrower’s failure to comply with the (A) DSCR Covenant, (B) Capitalization Covenant, and (C) RBC Covenant, subject to the terms and conditions set forth below.

WHEREAS, Borrower and Lender wish to amend the Agreement to append a covenant to the “AFFIRMATIVE COVENANTS” section on page 3 of the Agreement.

WHEREAS, Borrower and Lender wish to amend the Agreement to modify a covenant to the “AFFIRMATIVE COVENANTS” section on page 3 of the Agreement.

WHEREAS, Borrower and Lender wish to amend the Promissory Note to modify the “PAYMENT” section on page 1 of the Promissory Note.

WHEREAS, Borrower and Lender wish to amend the Promissory Note to modify the “VARIABLE INTEREST RATE” section on page 1 of the Promissory Note.

WHEREAS, Borrower and Lender wish to amend the Promissory Note to modify the “PREPAYMENT” section on page 1 of the Promissory Note.

NOW THEREFORE, IT IS AGREED THAT:

1.
Definitions.  Unless otherwise indicated, words and terms which are defined in the Agreement shall have the same meaning where used herein.  All indebtedness owed by Borrower to Lender and evidenced by the Agreement and the Loan Documents shall be referred to herein as the “Senior Indebtedness.”

2.	Amendments to Agreement and Promissory Note. As of the Effective Date, the following amendments to the Agreement, the Promissory Note and the other Loan Documents shall be effective:

(a) The following subsection is added after the last subsection in the “AFFIRMATIVE COVENANTS” section of the Agreement so as to add a new “AFFIRMATIVE COVENANT” to the Agreement:

Total Risk Based Capital Ratio.  Cause the Bank to maintain as of the end of each Fiscal Quarter a Total Risk Based Capital Ratio, as defined in the Rules and Regulations of the Federal Financial Institutions Examination Council, for such Fiscal Quarter of (1) 11.00% or greater by June 30, 2009; and (2)  12.00% or greater by September 30, 2009 and thereafter.

(b) The subsection “Risk Based Capital” in the “AFFIRMATIVE COVENANTS” section of the Agreement is hereby amended and restated to read as follows:

Risk Based Capital.  Cause the Bank to maintain as of the end of each Fiscal Quarter, Risk Based Capital for such Fiscal Quarter of not less than (1) from March 31, 2009, through September 30, 2009, $35,000,000.00; and (2) from December 31, 2009 and thereafter, $38,000,000.00.

(c) The section “PAYMENT” in the Promissory Note is hereby amended and restated to read as follows:

PAYMENT.  Borrower will make payments under this Note on the 18th day of March, June, September, and December of each year (each, a “Payment Date”), commencing on June 18, 2008, and continuing through and including March 18, 2016 (the “Maturity Date”), as follows:  (A) on each of the first four (4) Payment Dates, Borrower shall pay all accrued but unpaid interest to such Payment Date; and (B) on each of the next twenty-eight (28) Payment Dates (including the Maturity Date), Borrower shall pay (subject to any payment changes resulting from changes in the LIBOR Rate) substantially equal (assuming no change through the Maturity Date of the LIBOR Rate) installments of principal and interest in an amount sufficient to fully repay the principal of this Note together with all interest thereon by the Maturity Date, on which date all unpaid principal of this Note, all accrued but unpaid interest thereon, and all other costs, expenses, fees and other charges provided for under this Note shall be immediately due and payable.  On the fourth (4th) Payment Date, Lender shall calculate the amount of each installment of principal and interest that would be sufficient to fully repay the principal of this Note together with all interest thereon at the LIBOR Rate that becomes effective on such Payment Date in substantially equal installments by the Maturity Date (assuming no change through the Maturity Date of the LIBOR Rate) and shall advise Borrower thereof, whereupon such amount shall be the amount of the installment of principal and interest due on the next Payment Date and on each successive Payment Date to, but not including, the Maturity Date; provided, however, that on each Payment Date commencing with the fifth (5th) Payment Date and continuing through the Payment Date immediately prior to the Maturity Date, Lender may recalculate the amount of each installment of principal and interest that would be sufficient to fully repay the principal of this Note together with all interest thereon at the LIBOR Rate that becomes effective on such Payment Date in substantially equal installments by the Maturity Date (assuming no change through the Maturity Date of the LIBOR Rate then in effect) and, if so recalculated, Lender shall advise Borrower thereof, whereupon such amount shall become the amount of the installment of principal and interest due on the next Payment Date and on each successive Payment Date to, but not including, the Maturity Date until the amount of the installment of principal and interest to be paid is next so recalculated, if at all, by Lender.  Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs; then to any late charges; then to any accrued but unpaid interest; and then to principal.  Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may from time to time designate in writing.

(d) The section “VARIABLE INTEREST RATE” in the Promissory Note is hereby amended and restated to read as follows, effective retroactively to March 9, 2009:

VARIABLE INTEREST RATE.  Interest shall accrue on the balance of principal outstanding from time to time under this Note at an annual rate (the “LIBOR Rate”) that is equal to the Index (defined below) plus 5.100 percentage points, calculated on the basis of a 360-day year, for actual days elapsed (subject to the “Interest after Default” section below).  The LIBOR Rate is subject to change from time to time on each Calculation Date (defined below) based on changes in an independent index that is the “Three –month” “London interbank offered rate, or Libor” (rounded upward, if necessary, to the nearest 1/100 of 1%) as published in the “Borrowing Benchmarks” section of the Western Edition of The Wall Street Journal (the “Index”).  The Index is not necessarily the lowest rate charged by Lender on its loans.  If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower.  Lender will tell Borrower the current Index rate upon Borrower’s request.  On the date of this Note the LIBOR Rate shall be calculated by Lender and shall remain in effect to, but not including, the next Payment Date.  On each Payment Date, Lender shall recalculate the LIBOR Rate as of such Payment Date, and the LIBOR Rate as so recalculated shall become effective on such Payment Date and shall remain in effect to, but not including, the next Payment Date.  Borrower understands that Lender may make loans based on other rates as well.  NOTICE:  Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.  Whenever increases occur in the LIBOR Rate, Lender, at its option, may do one or more of the following:  (A) increase Borrower’s payments to ensure the Loan will be paid in full by the Maturity Date as set forth above, (B) increase Borrower’s payments to cover accruing interest, (C) increase the number of Borrower’s payments, and (D) continue Borrower’s payments at the same amount and increase Borrower’s final payment.

(e) The section “PREPAYMENT” in the Promissory Note is hereby amended and restated to read as follows:

PREPAYMENT.  Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.  Borrower may not prepay all or any portion of the principal of this Note prior to the fourth (4th) Payment Date.  Borrower expressly waives any right under California Civil Code section 2954.10 or otherwise to prepay all or any portion of the principal of this Note except as is expressly set forth herein.  Except for the foregoing, Borrower may pay without penalty or premium all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments as set forth above.  Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments.  Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to Lender at Lender’s address shown above or at such other place as Lender may from time to time designate in writing.

(f) The following subsection is added after the last subsection in the “AFFIRMATIVE COVENANTS” section of the Agreement so as to add a new “AFFIRMATIVE COVENANT” to the Agreement immediately after the covenant added pursuant to Section 2(a) above:

Special Covenants. Notwithstanding anything to the contrary in the Agreement, the Note or the Loan Documents, Borrower agrees and covenants to perform, pay and cause the following to occur on or before the dates indicated:

(i) Borrower shall cause its wholly owned Delaware trust, Belvedere Socal Statutory Trust I (“Statutory Trust I”),  to defer all distributions and payments with respect to the Trust Preferred Security  that was issued by Statutory Trust I on January 31, 2008 (the “TRUPS”),subject however to any clear and unambiguous restriction prohibiting such deferral under applicable law or contained in the terms of any contract by which Statutory Trust I is bound in form existing on the Effective Date of the First Amendment and Waiver Agreement.  The foregoing restriction on distributions shall automatically terminate, and Borrower may resume otherwise deferred distributions and payments with respect to the TRUPS at such time as (A) the principal of the  Senior Indebtedness has been paid down to less than $5,500,000.00, and (B) Borrower requests confirmation from Lender and Lender confirms in writing that no Event of Default exists and is continuing under the Agreement, or any of the Loan Documents;

(ii) Borrower shall provide evidence that (A) Belvedere Capital Fund II L.P. (the “Fund”) has made an additional unsecured loan (the “New Fund Loan”) in an amount of no less than $6,500,000.00 to the Borrower by no later than March 31, 2009, and (B) the Fund has provided a fully executed Subordination Agreement (“Subordination Agreement”) on Lender’s standard form, evidencing the subordination and postponement of such New Fund Loan and any other loan from Fund to Borrower to the Senior Indebtedness, and (C) Borrower has invested at least  $5,000,000.00 of the proceeds from the New Fund Loan into the Borrower’s subsidiary bank as a capital injection by no later than March 31, 2009.  For the avoidance of doubt, the Subordination Agreement shall expressly provide that Fund will postpone its right to payment of and Borrower will defer all principal and interest payments of such New Fund Loan until the Senior Indebtedness has been paid in full;

(iii) Borrower shall defer, and the Subordination Agreement shall provide that Fund has postponed its right to payment of all principal and interest payments for the following debt issued by Borrower to the Fund until the Senior Indebtedness is paid in full: (A) “Senior Note” subordinate to Lender’s Note in the amount of $500,000.00 issued on December 31, 2008, (B) “Senior Note” subordinate to Lender’s Note in the amount of $2,000,000.00 issued on January 30, 2009, and (C) “Senior Note” subordinate to Lender’s Note in the amount of $500,000.00 issued in February 2009;

(iv) Borrower shall not redeem any shares of common stock or preferred A stock to the extent such stock has resulted from the exercise of conversion rights contained in the New Fund Loan referred to in clause (ii) above, or any of the three “Senior Notes” referred to in clause (iii) above

(v) Borrower shall not redeem any Series A Preferred Stock of Borrower, and shall defer all distributions with respect to all Series A Preferred Stock of Borrower (currently in the amount of $23,827,000.00 issued and outstanding), until the Senior Indebtedness is paid in full.  Notwithstanding the foregoing, Borrower shall be permitted to make distributions of additional Series A Preferred Stock with respect to issued and outstanding Series A Preferred Stock, upon Lender’s prior written consent which shall not be unreasonably withheld; and

 (vi) Notwithstanding anything to the contrary in the Agreement and the Loan Documents, Borrower agrees to pay one of the following  principal payment reductions of the Senior Indebtedness, as applicable, on or before the dates specified : (A) if Borrower receives $10,000,000.00 or a greater amount from the United States Department of the Treasury with respect to Borrower’s application for participation in the Treasury Capital Purchase Program (the “CPP”), then within 15 calendar days of receipt of such amount Borrower shall pay a principal reduction of the Senior Indebtedness equal to $2,500,000.00;  (B) if Borrower receives any amount less than $10,000,000.00 from the United States Department of the Treasury with respect to the CPP application, then within 15 calendar days of receipt of such amount Borrower shall pay a principal reduction of the Senior Indebtedness equal to $2,000,000.00 and (C) if for any reason whatsoever no payment is received by Lender pursuant to the forgoing clauses (A) or (B), then Borrower shall pay a principal reduction of the Senior Indebtedness equal to $2,000,000.00 by no later than December 31, 2009.

(g) All references to the Business Loan Agreement, whether referred to as such or by any other term, in any Loan Document shall mean the Agreement as amended by this Amendment.  All references in any Loan Document to the Promissory Note, whether referred to as the “Note,” or by another defined term, shall mean the Promissory Note as amended by this Amendment.

3.
Conditions Precedent to Amendment.  As consideration for, and a necessary condition precedent to the effectiveness of this Amendment, including without limitation the Waiver (as defined in Section 4 below), Borrower shall execute, deliver, pay or perform, as the case may be, the following, all in form and substance satisfactory to Lender in Lender’s sole discretion:

a.
Corporate Resolution to Borrow/ Grant Collateral.  Borrower shall execute and deliver to Lender an amended Corporate Resolution to Borrow/ Grant Collateral in substantially the form attached hereto as Exhibit A;

b.
Amendment Preparation Fee.  Borrower shall pay to Lender a fee in the amount of $8,000.00 for administration expenses incurred by Lender in connection with the negotiation and preparation of this Amendment together with $5,000.00 in legal fees relating to the preparation of this Agreement; and

c.	Execution and Delivery of Amendment. Borrower shall deliver to Lender a duly executed counterpart of this Amendment.

d.	Execution and Delivery of Subordination Agreement. Borrower shall deliver to Lender the Subordination Agreement, in Lender’s standard form duly executed by Borrower and Fund.

4.
Waiver; Conditions Subsequent.  Subject to Lender’s confirmation of satisfaction of each of the covenants set forth in Section 2 (f) above, Lender shall waive (the “Waiver”) Borrower’s failure to comply with the (A) DSCR Covenant during the period beginning October 1, 2008 and ending March 31, 2009, and the (B) Capitalization Covenant, and the (C) RBC Covenant during the period beginning October 1, 2008 and ending December 31, 2008 (collectively referred to herein as the “Waiver Period”).  This Amendment does not constitute a waiver of the (A) DSCR Covenant, the (B) Capitalization Covenant, nor the (C) RBC Covenant for any time period other than the Waiver Period, nor does it constitute a waiver of any other provision in the Agreement.  The Parties agree that (i) Lender has not waived, and will not waive, the applicability of default interest at the rate of 3.00 percentage points in addition to the interest rate otherwise applicable to the Senior Indebtedness, and (ii) such default interest rate has been in effect beginning March 9, 2009 and will remain in effect until (A) Borrower receives  funds from the CPP or Borrower receives not less than $5,000,000.00 in funds supplemental to the New Fund Loan as set forth in Section 2(f)(ii) above, (B) Borrower pays the principal payment reduction as set forth in Section 2(f)(vi) above, and (C) all requirements and obligations that are the subject of the Waiver have been brought into compliance and remedied, at which time the regular, non-default contract interest rate will apply as long as there exists no Event of Default under the Agreement, or any of the Loan Documents.  For the avoidance of doubt, Lender’s Waiver with respect to Borrower’s failure to comply with the (A) DSCR Covenant, the (B) Capitalization Covenant, and the (C) RBC Covenant during the Waiver Period is subject to an express condition subsequent, namely, Lender’s verification of Borrower’s compliance with each of the covenants contained in the new covenant added to the Agreement as provided in Section 2 (f) above on or before the dates such covenants are required to be performed.  Accordingly, the Parties acknowledge and agree that the failure of any one of such new covenants contained in Section 2 (f) above to be performed to Lender’s satisfaction not later than the date required, shall at Lender’s sole and absolute discretion, constitute a failure of a condition subsequent to the grant of the Waiver, in which case the Waiver shall be abrogated and nullified ab initio, and Lender shall thereafter have the right to declare an Event of Default based on Borrower’s failure to comply with the (A) DSCR Covenant, the (B) Capitalization Covenant, and the (C) RBC Covenant during the Waiver Period or at any time thereafter.

5.
Future Waiver Rate Increase.  Borrower agrees that any future request for any covenant waiver shall be subject to an administrative fee in the amount of $20,000.00, as well as Lender’s out of pocket fees and costs relating thereto.

6.
Continued Validity of Agreement and Loan Documents.  Except as modified by this Amendment, the Agreement and the Loan Documents (including all amendments of and modifications to such documents) executed by Borrower or by any other person with or in favor of Lender, shall continue in full force and effect as originally executed and are ratified and affirmed by the Parties hereto.

7.
Compliance with Loan Documents.  Borrower represents and warrants to Lender as follows:  (a) as of the Effective Date of this Amendment, Borrower has complied, and is in compliance with, all of the terms, covenants and conditions of the Agreement and the other Loan Documents, other than Borrower’s failure to comply with the (A) DSCR Covenant, the (B) Capitalization Covenant, and the (C) RBC Covenant during the Waiver Period;  (b) as of the Effective Date of this Amendment, there exists no Event of Default under the Agreement or any of the other Loan Documents or an event which would constitute an Event of Default upon the lapse of time or giving of notice other than Borrower’s failure to comply with the (A) DSCR Covenant, the (B) Capitalization Covenant, and the (C) RBC Covenant during the Waiver Period;  (c) the representations and warranties of Borrower in the Agreement and the other Loan Documents are true and with the same effect as of the Effective Date hereof; and (d) Borrower will continue to be in compliance with all of the terms, covenants and conditions of the Agreement and the other Loan Documents, and all representation and warranties will continue to be true, on the Effective Date.

8.
Authorization.  Each Party represents to the other that the individual executing this Amendment on its behalf is the duly appointed signatory of such Party to this Amendment and that such individual is authorized to execute this Amendment by or on behalf of such Party and to take all action required by the terms of this Amendment.

9.	When Amendment is Effective. This Amendment shall be effective on the date (“Effective Date”) when the conditions set forth in Section 3 above have been satisfied as determined by Lender.

10.
Captions.  Section headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire document.

11.
No Novation.  This Amendment is not intended to be, and shall not be construed to create, a novation or accord and satisfaction of any Loan Document, and, except as specifically amended hereby, the Agreement and the Promissory Note and the other Loan Documents shall remain unmodified and in full force and effect.

12.	Time: Time is of the essence of each and every provision of this Agreement.

13.	Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

14.
Entire Agreement.  This Amendment constitutes the entire agreement by and between Borrower and Lender with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, communications, discussions and agreements concerning such subject matter.

15.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

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16.	Execution Date. The Parties hereto have executed and delivered this Amendment as of April 14, 2009

BELVEDERE SOCAL By: /s/ Mary Lynn Lenz Mary Lynn Lenz, President & CEO	By /s/ James Westfall James Westfall, CFO
PACIFIC COAST BANKERS’ BANK By: /s/ Nino Petroni Nino Petroni, EVP/ CCO